The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT No. AA001

Dated October 5, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-278331

(To Prospectus dated April 26, 2024,

Prospectus Supplement dated April 26, 2024,

Underlying Supplement No.1 dated April 26, 2024

and Product Supplement B dated April 26, 2024)

Deutsche Bank AG $• Trigger Step Securities
Linked to the least performing of the Russell 2000® Index and the S&P 500® Index due on or about October 16, 2031

Investment Description

Deutsche Bank AG Trigger Step Securities (the “Securities”) are unsecured and unsubordinated obligations issued by Deutsche Bank AG (“DB” or the “issuer”) linked to the least performing of the Russell 2000® Index and the S&P 500® Index (each, an “underlying asset” and together, the “underlying assets”). The amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset with the lowest percentage change from its initial level to its final level (such underlying asset, the “least performing underlying asset” and such return, the “least performing underlying return”) and whether the closing level of any underlying asset on the final valuation date (its “final level”) is less than its step barrier or downside threshold. If the final level of each underlying asset is equal to or greater than its step barrier, DB will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the greater of (i) the step return and (ii) the least performing underlying return. If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, DB will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the final level of any underlying asset is less than its downside threshold, DB will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of DB. If DB were to default on its payment obligations or become subject to a resolution measure, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features

❑

Participation in the Positive Least Performing Underlying Return with Step Return Feature: At maturity, if the final level of each underlying asset is equal to or greater than its step barrier, the Securities provide a percentage return equal to the greater of (i) the step return and (ii) the least performing underlying return.

❑

Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, DB will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the final level of any underlying asset is less than its downside threshold, DB will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of DB.

Key Dates*

Trade Date**	October 14, 2026
Settlement Date**	October 16, 2026
Final Valuation Date	October 14, 2031
Maturity Date	October 16, 2031
*	Expected. See page P-2 for additional details.
**

We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of DB. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-3 herein and under “Risk Factors” beginning on page 10 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 20 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The final terms of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Step Return	Initial Levels	Step Barriers	Downside Thresholds	CUSIP	ISIN
Russell 2000® Index	RTY	52.00% – 57.00%	•	100.00% of its Initial Level	75.00% of its Initial Level	25161H393	US25161H3930
S&P 500® Index	SPX		•	100.00% of its Initial Level	75.00% of its Initial Level

DB’s estimated value of the Securities on the trade date is approximately $9.475 to $9.800 per $10.00 principal amount of Securities, which is less than the issue price. Please see “DB’s Estimated Value of the Securities” on page P-14 of this pricing supplement for additional information.

By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the Securities or the conversion of the Securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the Securities. Please see “Resolution Measures” beginning on page 75 in the accompanying prospectus and “Resolution Measures and Deemed Agreement” on page P-iii of this pricing supplement for more information.

See “Additional Information About DB and the Securities” on page P-ii. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement, underlying supplement and prospectus, each dated April 26, 2024, and this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Offering of Securities	Price to Public		Discounts and Commissions (1)		Proceeds to Deutsche Bank AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing of the Russell 2000® Index and the S&P 500® Index	$•	$10.00	$•	$0.35	$•	$9.65

(1) Deutsche Bank Securities Inc. (“DBSI”) and UBS Financial Services Inc. (“UBS”) are the agents in connection with the sale of the Securities. DBSI, one of the agents for this offering, is our affiliate. The discounts and commissions indicated above do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from hedging activities. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in this pricing supplement.

Deutsche Bank Securities UBS Financial Services Inc.

Additional Information About DB and the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated April 26, 2024, product supplement B dated April 26, 2024, the prospectus supplement dated April 26, 2024 relating to our Senior Notes, Series A of which these Securities are a part and the prospectus dated April 26, 2024. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the underlying supplement, product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. You may access these documents on the SEC website at www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦Underlying Supplement No. 1 dated April 26, 2024:
http://www.sec.gov/Archives/edgar/data/1159508/000095010324005869/crt_dp210214-424b2.pdf

♦Product Supplement B dated April 26, 2024:
http://www.sec.gov/Archives/edgar/data/1159508/000095010324005867/crt_dp210215-424b2.pdf

♦Prospectus Supplement dated April 26, 2024:
http://www.sec.gov/Archives/edgar/data/1159508/000095010324005861/crt_dp210217-424b2.pdf

♦Prospectus dated April 26, 2024:
http://www.sec.gov/Archives/edgar/data/1159508/000119312524118649/d776815d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities and you will be asked to accept such changes in connection with your purchase of any Securities. You may choose to reject such changes, in which case we may reject your offer to purchase the Securities.

P-iii

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. Under the relevant resolution laws and regulations as applicable to us from time to time, the Securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) convert the Securities into ordinary shares of (a) the issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure, including, but not limited to, any transfer of the Securities to another entity, the amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 26, 2024. Please read the risk factor “The Securities May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement.

This is only a summary, for more information please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

P-iii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand and are willing to accept the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your investment.

♦You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date and that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your investment in the Securities and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising such underlying asset (its “underlying constituents”).

♦You believe that the level of each underlying asset will remain flat or increase over the term of the Securities.

♦You are willing to invest in the Securities based on the step barriers and downside thresholds indicated on the cover hereof, and if the step return was set equal to the bottom of the range indicated on the cover hereof (the actual step return will be set on the trade date).

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You are willing to assume the credit risk of DB for all payments under the Securities, and understand that if DB defaults on its obligations or becomes subject to a Resolution Measure, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand or are not willing to accept the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your investment.

♦You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date, or that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your investment in the Securities or are unwilling to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You believe that the level of at least one underlying asset will decline during the term of the Securities and that the final level of any underlying asset is likely to be less than its downside threshold.

♦You are unwilling to invest in the Securities based on the step barriers or downside thresholds indicated on the cover hereof, or if the step return were set equal to the bottom of the range indicated on the cover hereof (the actual step return will be set on the trade date).

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not understand or are not willing to accept the risks associated with the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of DB for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Securities.

Preliminary Terms

Issuer	Deutsche Bank AG
Issue	Senior Notes, Series A
Agents

Deutsche Bank Securities Inc. (“DBSI”) and UBS Financial Services Inc. (“UBS”). See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Issue Price	100% of the Principal Amount of Securities
Term

Approximately 5 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Assets	The Russell 2000® Index and the S&P 500® Index
Step Return	Between 52.00% and 57.00%. The actual step return will be determined on the trade date.
Payment at Maturity (per Security)	If the final level of each underlying asset is equal to or greater than its step barrier, DB will pay you an amount in cash equal to:
$10 × (1 + the greater of (i) the Step Return and (ii) the Least Performing Underlying Return)

If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, DB will pay you an amount in cash equal to:

Principal Amount of $10

If the final level of any underlying asset is less than its downside threshold, DB will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Securities.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Least Performing Underlying Return	The underlying return of the least performing underlying asset.

Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Step Barrier(1)	A specified level of each underlying asset that is equal to its respective initial level, as indicated on the cover hereof.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as indicated on the cover hereof.
Senior Preferred

The Securities are “senior preferred” obligations of DB, meaning that they are unsecured and unsubordinated obligations of DB, ranking in priority to its senior non-preferred obligations, but junior to other liabilities, such as, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises, all as further described herein and in the accompanying prospectus and prospectus supplement.

(1) As determined by the calculation agent and as may be adjusted as described under “Description of Securities — Discontinuation of an Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Securities are set.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the final level of each underlying asset is equal to or greater than its step barrier, DB will pay you an amount in cash per Security equal to:

$10 × (1 + the greater of (i) the Step Return and (ii) the Least Performing Underlying Return)

If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, DB will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the final level of any underlying asset is less than its downside threshold, DB will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Securities.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of DB. If DB were to default on its payment obligations or become subject to a resolution measure, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in any or all of the underlying assets or underlying constituents. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Risk Factors” of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that DB will not necessarily repay the principal amount of the Securities. DB will pay you the principal amount of your Securities in cash at maturity only if the final level of each underlying asset is equal to or greater than its downside threshold. If the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities.

♦The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of each underlying asset is equal to or greater than its step barrier or downside threshold. All payments on the Securities are subject to the creditworthiness of DB.

♦The step return and potential participation in any increase of any underlying asset apply only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the step return or the participation in the least performing underlying return in excess of the step return, even if such return is positive. You can receive the full benefit of such features only if you hold your Securities to maturity.

♦No interest payments — DB will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the step return, step barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the time the terms of the Securities are determined, the greater the expectation is as of that date that the final level of an underlying asset could be less than its downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher step return than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower step barriers and/or downside thresholds than those terms on otherwise comparable securities. Therefore, a relatively higher step return may indicate an increased risk of loss. Further, the underlying assets' volatility can change significantly over the term of the Securities, and relatively lower step barriers and/or downside thresholds may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your investment in the Securities.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. In addition, you will not receive or be entitled to receive any dividend payments or other distributions paid to holders of the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the least performing underlying return if the final level of any underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your investment at maturity than if the Securities were linked to a single underlying asset — The risk that you will lose a significant portion or all of your investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Securities were linked to a single underlying asset.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the step return, step barriers and downside thresholds, are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. All things being equal, a higher step return and lower step barriers and downside thresholds are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive a positive return on the Securities or that the final level of any underlying asset will be less than its step barrier and downside threshold is even greater despite lower step barriers and downside thresholds, respectively. Therefore, it is more likely that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your investment at maturity.

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The level of the underlying assets can rise or fall sharply due to factors specific to each underlying asset, its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the final level of each underlying asset will be equal to or greater than its step barrier or downside threshold. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the relevant markets tracked by each such underlying asset in general and the underlying assets and its underlying constituents in particular, and the risk of losing a significant portion or all of your investment.

♦Changes affecting the underlying assets could have an adverse effect on the market value of, and any amount payable on, the Securities — The policies of each index sponsor as specified herein under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of the applicable underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Securities.

♦None of DB or the agents can control actions by the index sponsors and the index sponsors have no obligation to consider your interests — None of DB, the agents or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Securities offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and any amount payable on, the Securities.

♦The Russell 2000® Index and the S&P 500® Index reflect price return, not total return — The return on the Securities is based on the performance of the Russell 2000® Index and the S&P 500® Index, which reflect the changes in the market prices of their respective underlying constituents. The Russell 2000® Index and the S&P 500® Index are not “total return” indices or strategies, which, in addition to reflecting those price returns, would also reflect any dividends paid on their respective underlying constituents. The return on the Securities will not include such a total return feature or dividend component.

♦The Securities are subject to small-capitalization stock risks — The Securities are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Estimated Value and Any Secondary Market

♦DB’s estimated value of the Securities on the trade date will be less than the issue price of the Securities — DB’s estimated value of the Securities on the trade date (as disclosed on the cover of this pricing supplement) is less than the issue price of the Securities. The difference between the issue price and DB’s estimated value of the Securities on the trade date is due to the inclusion in the issue price of discounts and commissions, if any, and the cost of hedging our obligations under the Securities through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. DB’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as discounts and commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦Assuming no changes in market conditions and other relevant factors, the price you may receive for your Securities in secondary market transactions would generally be lower than both the issue price and DB’s estimated value of the Securities on the trade date — While the payment(s) on the Securities described in this pricing supplement is based on the full principal amount of Securities, DB’s estimated value of the Securities on the trade date (as disclosed on the cover of this pricing supplement) is less than the issue price of the Securities. DB’s estimated value of the Securities on the trade date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the issue price and DB’s estimated value of the Securities on the trade date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the settlement date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the issue price and DB’s estimated value of the Securities on the trade date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the trade date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦The Securities will not be listed and there will likely be limited liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the value of any or each of the underlying assets has increased since the trade date.

♦Many economic and market factors will affect the value of the Securities — Because the Securities can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Securities at issuance and the value of the Securities prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the values of the underlying assets will affect the value of the Securities more than any other single factor, the terms of the Securities at issuance and the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including: (i) the expected volatility of the underlying assets; (ii) correlation (or lack of correlation) of the underlying assets; (iii) the time remaining to the maturity of the Securities; (iv) the market prices and dividend rates of the underlying constituents; (v) the composition of the underlying assets; (vi) interest rates and yields in the markets generally; (vii) geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying assets or the markets generally; (viii) supply and demand for the Securities; and (ix) our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Securities, their value may decline significantly due to the factors described above even if the value of each underlying asset remains unchanged from its initial level, and any sale prior to the maturity date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from DB.

Risks Relating to Conflicts of Interest

♦Trading and other transactions by us, UBS or our or its affiliates in the equity and equity derivative markets may impair the value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. We, UBS or our or its affiliates may also engage in trading in instruments linked or related to the underlying assets or the underlying constituents on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the values of the underlying assets and, therefore, make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying assets or the underlying constituents. To the extent that we, UBS or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS’ or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the values of the underlying assets and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities. Furthermore, because DBSI, UBS or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the Securities, DBSI, UBS or such affiliates may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI or UBS receives for the sale of the Securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI or UBS to sell the Securities to you in addition to any compensation they would receive for the sale of the Securities.

♦We, UBS or our or its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could adversely affect the value of any underlying asset and the value of the Securities — We, UBS or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of any underlying asset and the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and each underlying asset.

♦Potential conflicts of interest — Deutsche Bank AG or its affiliates may engage in business with the underlying constituent issuers, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining DB’s estimated value of the Securities on the trade date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred and make other determinations with respect to each underlying asset under the circumstances described in the product supplement. In making these determinations, the calculation agent may be required to make discretionary judgments. In making these discretionary judgments, the fact that we are the calculation agent may cause us to have economic interests that are adverse to your interests as an investor in the Securities, and our determinations as calculation agent may adversely affect your return on the Securities.

Risks Relating to the Issuer

♦The Securities are subject to the credit of Deutsche Bank AG — The Securities are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of the principal amount per Security at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the Securities to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦The Securities may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us —

oResolution Measures could be imposed on us — German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

oIf a Resolution Measure is imposed on us, you may lose some or all of your investment in the Securities — A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Securities; a conversion of the Securities into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or the application of any other resolution measure including, but not limited to, any transfer of the Securities to another entity, an amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. The competent resolution authority may apply Resolution Measures individually or in any combination. Therefore, you may lose some or all of your investment in the Securities offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

oIf a Resolution Measure is imposed on us, the secondary market for the Securities may be affected — It will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the Securities may not follow the trading behavior associated with similar types of Securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Level:
Underlying Asset A: Underlying Asset B:	100.00 100.00
Step Barrier:
Underlying Asset A:	100.00 (which is equal to 100.00% of its Initial Level)
Underlying Asset B:	100.00 (which is equal to 100.00% of its Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B:	75.00 (which is equal to 75.00% of its Initial Level) 75.00 (which is equal to 75.00% of its Initial Level)
Step Return:	52.00%

Example 1: The Least Performing Underlying Return is 20.00%.

Because the final level of each underlying asset is equal to or greater than its step barrier and the least performing underlying return is less than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 52.00% and (ii) 20.00%)
= $10.00 × (1 + 52.00%)
= $15.20 per Security (52.00% total return).

Example 2: The Least Performing Underlying Return is 90.00%.

Because the final level of each underlying asset is equal to or greater than its step barrier and the least performing underlying return is greater than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 52.00% and (ii) 90.00%)
= $10.00 × (1 + 90.00%)
= $19.00 per Security (90.00% total return).

Example 3: The Least Performing Underlying Return is -20.00% and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Because the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, the payment at maturity per Security will be equal to the principal amount of $10.00 (a total return of 0.00%).

Example 4: The Least Performing Underlying Return is -60.00% and the Final Level of the Least Performing Underlying Asset is less than its Downside Threshold.

Because the final level of any underlying asset is less than its downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10.00 × (1 + Least Performing Underlying Return)

=$10.00 × (1 + -60.00%)
= $10 × 0.40
= $4.00 per Security (60.00% loss).

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your investment in the Securities.

Least Performing Underlying Asset		Payment and Return at Maturity
Final Level	Least Performing Underlying Return	Payment at Maturity	Security Total Return at Maturity
180.00	80.00%	$18.00	80.00%
170.00	70.00%	$17.00	70.00%
160.00	60.00%	$16.00	60.00%
152.00	52.00%	$15.20	52.00%
145.00	45.00%	$15.20	52.00%
130.00	30.00%	$15.20	52.00%
115.00	15.00%	$15.20	52.00%
100.00	0.00%	$15.20	52.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of DB. If DB were to default on its payment obligations or become subject to a resolution measure, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. DB has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the accompanying underlying supplement under the heading “Indices — The Russell Indices — The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. DB has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2016 through October 1, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of RTY on October 1, 2026 was 2,806.625 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical step barrier of 2,806.625, which is equal to 100% of its hypothetical initial level, and its hypothetical downside threshold of 2,104.969, which is equal to 75% of its hypothetical initial level. Its actual initial level, step barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the accompanying underlying supplement under the heading “Indices — The S&P U.S. Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. DB has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2016 through October 1, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of SPX on October 1, 2026 was 7,666.45 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical step barrier of 7,666.45, which is equal to 100% of its hypothetical initial level, and its hypothetical downside threshold of 5,749.84, which is equal to 75% of its hypothetical initial level. Its actual initial level, step barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through October 1, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its downside threshold on the final valuation date. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might be less than its downside threshold on the final valuation date, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using DB’s internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold or step barrier is generally associated with lower correlation of the underlying assets, which reflects a greater potential for receiving no positive return and for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — Greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your investment at maturity than if the Securities were linked to a single underlying asset “ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Securities?

Generally, this discussion assumes that you purchased the Securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlying assets. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Security.

In the opinion of our special tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, which is based on current market conditions, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts that are not debt, as more fully described in “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt” in the accompanying product supplement. There is uncertainty regarding this treatment, and there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, which, if applied, could be adverse to you. Moreover, because this treatment of the Securities and our special tax counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the trade date. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including upon maturity) and (ii) the gain or loss on your Securities should be treated as short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. See the section entitled “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt — Consequences if a Security Is Recharacterized as a Debt Instrument” in the accompanying product supplement. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Non-U.S. holders. As discussed under “U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders (as defined in the accompanying product supplement) with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations, generally as of the first business day of the calendar year in which the relevant issuance is priced. In addition, the Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain representations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to non-U.S. holders. This opinion is not binding on the IRS, and the IRS may disagree. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. You should also consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders”.

DB’s Estimated Value of the Securities

DB’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the principal amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as discounts and commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

DB’s estimated value of the Securities on the trade date (as disclosed on the cover of this pricing supplement) is less than the issue price of the Securities. The difference between the issue price and DB’s estimated value of the Securities on the trade date is due to the inclusion in the issue price of discounts and commissions, if any, and the cost of hedging our obligations under the Securities through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

DB’s estimated value of the Securities on the trade date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the issue price and DB’s estimated value of the Securities on the trade date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the settlement date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the issue price and DB’s estimated value of the Securities on the trade date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions in the amount indicated on the cover hereof. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover.

We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. The discounts and commissions indicated on the cover hereof do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from such hedging activities. See “Key Risks” herein for additional considerations relating to hedging activities.

DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.